N E W S R E L E A S E

CONTACT: Paul Seavey                             FOR IMMEDIATE RELEASE
(312) 279-1488                                     April 21, 2014

ELS REPORTS FIRST QUARTER RESULTS
Continued Stable Core Performance

CHICAGO, IL – April 21, 2014 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (referred to herein as “we,” “us,” and “our”) today announced results for the quarter ended March 31, 2014. All per share results are reported on a fully diluted basis unless otherwise noted.
Financial Results for the Quarter Ended March 31, 2014
Normalized Funds from Operations (“Normalized FFO”) increased $7.8 million, or $0.09 per common share, to $71.8 million, or $0.79 per common share, compared to $64.0 million, or $0.70 per common share, for the same period in 2013. Funds from Operations (“FFO”) increased $6.4 million, or $0.07 per common share, to $71.4 million, or $0.78 per common share, compared to $65.0 million, or $0.71 per common share, for the same period in 2013. Net income available for common stockholders increased $3.1 million, or $0.04 per common share, to $38.1 million, or $0.46 per common share, compared to $35.0 million, or $0.42 per common share, for the same period in 2013.
Portfolio Performance
For the quarter ended March 31, 2014, property operating revenues, excluding deferrals, increased $10.5 million to $186.4 million compared to $175.9 million for the same period in 2013. For the quarter ended March 31, 2014, income from property operations, excluding deferrals, increased $6.7 million to $111.0 million compared to $104.3 million for the same period in 2013.
For the quarter ended March 31, 2014, Core property operating revenues increased approximately 3.9 percent and income from Core property operations increased approximately 4.2 percent compared to the same period in 2013.
Balance Sheet
During the first quarter, we paid off $20.7 million in mortgages with a weighted average interest rate of 5.63 percent per annum. On April 1, 2014, we completed our $430 million long-term refinancing plan initiated in 2013. We closed on the final financing proceeds of $54.0 million, with loans bearing a weighted average interest rate of 4.54 percent per annum and maturing in 2034 and 2038.
Interest coverage was approximately 3.8 times in the quarter. Cash on our balance sheet as of March 31, 2014 was approximately $56.4 million. Expanded disclosure on our balance sheet and debt statistics are included in the tables below.

Acquisitions
In January 2014, we closed on the acquisition of two resort properties, Blackhawk Resort, a 490-site property, and Lakeland Resort, a 682-site property, for a combined purchase price of approximately $25.0 million. In addition, on March 10, 2014 we closed on the purchase option to acquire the land related to our Colony Cove property which was part of our 2011 Hometown acquisition. The total purchase price was approximately $36.0 million.
General Information
As of April 21, 2014, we own or have an interest in 379 quality properties in 32 states and British Columbia consisting of 140,333 sites. We are a self-administered, self-managed real estate investment trust (“REIT”) with headquarters in Chicago.
A live webcast of our conference call discussing these results will be available via our website in the Investor Information section at www.equitylifestyle.com at 10:00 a.m. Central Time on April 22, 2014.
This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding our expectations, goals or intentions regarding the future, and the expected effect of our recent acquisitions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

•
our ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers at our properties (including those that we may acquire);

•	our ability to maintain historical or increase future rental rates and occupancy with respect to properties currently owned or that we may acquire;

•	our ability to retain and attract customers renewing, upgrading and entering right-to-use contracts;

•	our assumptions about rental and home sales markets;

•	our assumptions and guidance concerning 2014 estimated net income, FFO and Normalized FFO;

•	our ability to manage counterparty risk;

•
in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•
results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	effective integration of recent acquisitions and our estimates regarding the future performance of recent acquisitions;

•	the completion of future transactions in their entirety, if any, and timing and effective integration with respect thereto;

•	unanticipated costs or unforeseen liabilities associated with recent acquisitions;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;”

•
the outcome of the case currently pending in the California Superior Court for Santa Clara County, Case No. 109CV140751, involving our California Hawaiian manufactured home property including any post-trial proceedings in the trial court or on appeal; and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
Tables follow:

First Quarter 2014 - Selected Financial Data

(In millions, except per share data, unaudited)

Quarter Ended
March 31, 2014
Income from property operations - 2014 Core (1)	$108.7
Income from property operations - Acquisitions (2)	2.3
Property management and general and administrative (excluding transaction costs)	(15.9)
Other income and expenses	7.1
Financing costs and other	(30.4)
Normalized FFO (3)	71.8
Change in fair value of contingent consideration asset (4)	0.1
Transaction costs	(0.5)
FFO (3)	$71.4

Normalized FFO per share - fully diluted	$0.79
FFO per share - fully diluted	$0.78

Normalized FFO (3)	$71.8
Non-revenue producing improvements to real estate	(4.3)
Funds available for distribution (FAD) (3)	$67.5

FAD per share - fully diluted	$0.74

Weighted average shares outstanding - fully diluted	91.4

______________________

1.	See page 8 for details of the 2014 Core Income from Property Operations.

2.	See page 9 for details of the Income from Property Operations for the properties acquired during 2013 and 2014 (the “Acquisitions”).

3.	See page 6 for a reconciliation of Net income available for Common Shares to FFO, Normalized FFO and FAD. See definitions of FFO, Normalized FFO and FAD on page 20.

4.
During the quarter we closed on the purchase option to acquire the land related to our Colony Cove property and as a result terminated the ground lease. We also received the final distributions of 51,290 of shares of our common stock from the escrow funded by the seller and recognized a $0.1 million change in fair value of contingent consideration asset.

Consolidated Income Statement

(In thousands, unaudited)

	Quarters Ended
	March 31,
	2014	2013
Revenues:
Community base rental income	$106,045	$100,776
Rental home income	3,757	3,394
Resort base rental income	44,949	40,739
Right-to-use annual payments	11,214	11,523
Right-to-use contracts current period, gross	2,923	2,831
Right-to-use contracts, deferred, net of prior period amortization	(1,147)	(1,040)
Utility and other income	17,571	16,683
Gross revenues from home sales	5,178	2,696
Brokered resale revenue and ancillary services revenues, net	1,799	1,795
Interest income	2,697	1,898
Income from other investments, net (1)	1,601	2,480
Total revenues	196,587	183,775

Expenses:
Property operating and maintenance	58,696	55,055
Rental home operating and maintenance	1,908	1,870
Real estate taxes	12,485	12,400
Sales and marketing, gross	2,405	2,361
Sales and marketing, deferred commissions, net	(555)	(463)
Property management	10,632	10,133
Depreciation on real estate assets and rental homes	27,642	26,020
Amortization of in-place leases	1,315	159
Cost of home sales	5,368	2,781
Home selling expenses	569	527
General and administrative (2)	5,760	6,711
Property rights initiatives	311	232
Interest and related amortization	28,048	30,123
Total expenses	154,584	147,909
Income from continuing operations before equity in income of unconsolidated joint ventures	42,003	35,866
Equity in income of unconsolidated joint ventures	1,887	576
Consolidated income from continuing operations	43,890	36,442

Discontinued Operations:
Net income from discontinued operations	—	3,068
Gain on sale of property, net of tax	—	958
Income from discontinued operations	—	4,026
Consolidated net income	43,890	40,468

Income allocated to non-controlling interest-Common OP Units	(3,481)	(3,133)
Series C Redeemable Perpetual Preferred Stock Dividends	(2,310)	(2,311)
Net income available for Common Shares	$38,099	$35,024

_________________________________________

1.	For the quarters ended March 31, 2014 and 2013, includes a $0.1 million increase and a $1.0 million increase, respectively, resulting from the change in the fair value of a contingent asset.

2.	Includes transaction costs, see Reconciliation of Net Income to FFO, Normalized FFO and FAD on page 6.

Reconciliation of Net Income to FFO, Normalized FFO and FAD

(In thousands, except per share data (prior period adjusted for stock split), unaudited)

	Quarters Ended
	March 31,
	2014	2013
Net income available for Common Shares	$38,099	$35,024
Income allocated to common OP Units	3,481	3,133
Right-to-use contract upfront payments, deferred, net (1)	1,147	1,040
Right-to-use contract commissions, deferred, net (2)	(555)	(463)
Depreciation on real estate assets	24,892	24,458
Depreciation on real estate assets, discontinued operations	—	763
Depreciation on rental homes	2,750	1,562
Amortization of in-place leases	1,315	159
Depreciation on unconsolidated joint ventures	227	273
Gain on sale of property, net of tax	—	(958)
FFO (3)	$71,356	$64,991
Change in fair value of contingent consideration asset (4)	(65)	(1,018)
Transaction costs (5)	490	—
Normalized FFO (3)	71,781	63,973
Non-revenue producing improvements to real estate	(4,312)	(4,020)
FAD (3)	$67,469	$59,953

Income from continuing operations available per Common Share - Basic	$0.46	$0.38
Income from continuing operations available per Common Share - Fully Diluted	$0.46	$0.37

Net income available per Common Share - Basic	$0.46	$0.42
Net income available per Common Share - Fully Diluted	$0.46	$0.42

FFO per Common Share - Basic	$0.79	$0.72
FFO per Common Share - Fully Diluted	$0.78	$0.71

Normalized FFO per Common Share - Basic	$0.79	$0.71
Normalized FFO per Common Share - Fully Diluted	$0.79	$0.70

FAD per Common Share - Basic	$0.74	$0.66
FAD per Common Share - Fully Diluted	$0.74	$0.66

Average Common Shares - Basic	83,116	83,026
Average Common Shares and OP Units - Basic	90,750	90,483
Average Common Shares and OP Units - Fully Diluted	91,353	91,060

______________________________

1.
We are required by GAAP to defer, over the estimated customer life, recognition of non-refundable upfront payments from the entry of right-to-use contracts and upgrade sales. The customer life is currently estimated to range from one to 31 years and is based upon our experience operating the membership platform since 2008. The amount shown represents the deferral of a substantial portion of current period upgrade sales, offset by amortization of prior period sales.

2.
We are required by GAAP to defer recognition of commissions paid related to the entry of right-to-use contracts. The deferred commissions will be amortized using the same method as used for the related non-refundable upfront payments from the entry of right-to-use contracts and upgrade sales. The amount shown represents the deferral of a substantial portion of current period commissions on those contracts, offset by the amortization of prior period commissions.

3.	See definitions of FFO, Normalized FFO and FAD on page 20.

4.	Included in Income from other investments, net on the Consolidated Income Statement on page 5.

5.	Included in general and administrative on the Consolidated Income Statement on page 5.

Consolidated Income from Property Operations (1)

(In millions, except home site and occupancy figures, unaudited)

	Quarters Ended
	March 31,
	2014	2013
Community base rental income (2)	$106.0	$100.8
Rental home income	3.8	3.4
Resort base rental income (3)	44.9	40.7
Right-to-use annual payments	11.2	11.5
Right-to-use contracts current period, gross	2.9	2.8
Utility and other income	17.6	16.7
Property operating revenues	186.4	175.9

Property operating, maintenance, and real estate taxes	71.1	67.3
Rental home operating and maintenance	1.9	1.9
Sales and marketing, gross	2.4	2.4
Property operating expenses	75.4	71.6
Income from property operations	$111.0	$104.3

Manufactured home site figures and occupancy averages:
Total sites	69,962	68,770
Occupied sites	64,309	62,901
Occupancy %	91.9%	91.6%
Monthly base rent per site	$550	$534

Core total sites	68,624	68,642
Core occupied sites	63,168	62,901
Core occupancy %	92.0%	91.6%
Core monthly base rent per site	$549	$534

Resort base rental income:
Annual	$25.0	$23.0
Seasonal	12.8	11.8
Transient	7.1	5.9
Total resort base rental income	$44.9	$40.7

_________________________

1.
See page 5 for a complete Income Statement. The line items that we include in property operating revenues and property operating expenses are also individually included in our Consolidated Income Statement. Income from property operations excludes property management expenses and the GAAP deferral of right-to-use contract upfront payments and related commissions, net.

2.	See the manufactured home site figures and occupancy averages below within this table.

3.	See resort base rental income detail included below within this table.

2014 Core Income from Property Operations (1)

(In millions, except home site and occupancy figures, unaudited)

	Quarters Ended
	March 31,		%
	2014	2013	Change (2)
Community base rental income (3)	$104.1	$100.8	3.3%
Rental home income	3.7	3.4	10.2%
Resort base rental income (4)	43.4	40.7	6.6%
Right-to-use annual payments	11.2	11.5	(2.7)%
Right-to-use contracts current period, gross	2.9	2.8	3.2%
Utility and other income	17.5	16.7	4.2%
Property operating revenues	182.8	175.9	3.9%

Property operating, maintenance, and real estate taxes	69.8	67.3	3.5%
Rental home operating and maintenance	1.9	1.9	1.7%
Sales and marketing, gross	2.4	2.4	1.9%
Property operating expenses	74.1	71.6	3.4%
Income from property operations	$108.7	$104.3	4.2%
Occupied sites (5)	63,263	63,015

Core manufactured home site figures and occupancy averages:
Total sites	68,624	68,642
Occupied sites	63,168	62,901
Occupancy %	92.0%	91.6%
Monthly base rent per site	$549	$534

Resort base rental income:
Annual	$24.2	$23.0	5.2%
Seasonal	12.6	11.8	6.4%
Transient	6.6	5.9	12.5%
Total resort base rental income	$43.4	$40.7	6.6%

____________________________

1.
2014 Core properties include properties we owned and operated during all of 2013 and 2014. Income from property operations excludes property management expenses and the GAAP deferral of right-to-use contract upfront payments and related commissions, net.

2.	Calculations prepared using actual results without rounding.

3.	See the Core manufactured home site figures and occupancy averages included below within this table.

4.	See resort base rental income detail included below within this table.

5.	Occupied sites as of the end of the period shown. Occupied sites have increased by 75 from 63,188 at December 31, 2013.

Acquisitions - Income from Property Operations (1)

(In millions, unaudited)

Quarter Ended
March 31, 2014
Community base rental income	$2.0
Resort base rental income	1.5
Utility income and other property income	0.2
Property operating revenues	3.7

Property operating expenses	1.4
Income from property operations	$2.3

______________________

1.	Represents actual performance of five properties we acquired during 2013 and two properties we acquired during 2014. Excludes property management expenses.

Income from Rental Home Operations

(In millions, except occupied rentals, unaudited)

	Quarters Ended
	March 31,
	2014	2013
Manufactured homes:
New home	$5.8	$5.4
Used home	7.9	7.5
Rental operations revenues (1)	13.7	12.9
Rental operations expense	(1.9)	(1.9)
Income from rental operations, before depreciation	11.8	11.0
Depreciation on rental homes	(2.8)	(1.6)
Income from rental operations, after depreciation	$9.0	$9.4

Occupied rentals: (2)
New	2,097	1,928
Used	3,406	3,391
Total occupied rental sites	5,503	5,319

	As of
	March 31, 2014		March 31, 2013
Cost basis in rental homes: (3)	Gross	Net of Depreciation	Gross	Net of Depreciation
New	$113.5	$99.2	$109.6	$99.2
Used	64.3	53.9	60.5	53.9
Total rental homes	$177.8	$153.1	$170.1	$153.1

____________________________

1.
For the quarters ended March 31, 2014 and 2013, approximately $10.0 million and $9.5 million, respectively, are included in the Community base rental income in the Consolidated Income from Property Operations table on page 7. The remainder of the rental operations revenue is included in the Rental home income in the Consolidated Income from Property Operations table on page 7.

2.	Occupied rentals as of the end of the period shown.

3.	Includes both occupied and unoccupied rental homes.

Total Sites and Home Sales

(In thousands, except sites and home sale volumes, unaudited)

Summary of Total Sites as of March 31, 2014
		Sites
Community sites		69,900
Resort sites:
Annuals		24,300
Seasonal		9,100
Transient		9,800
Membership (1)		24,100
Joint Ventures (2)		3,100
Total		140,300

Home Sales - Select Data
	Quarters Ended
	March 31,
	2014	2013
New Home Sales Volume (3)	45	10
New Home Sales Gross Revenues	$1,994	$481

Used Home Sales Volume	380	341
Used Home Sales Gross Revenues	$3,184	$2,215

Brokered Home Resales Volume	226	220
Brokered Home Resale Revenues, net	$295	$318

__________________________

1.	Sites primarily utilized by approximately 96,400 members. Includes approximately 4,900 sites rented on an annual basis.

2.	Joint venture income is included in the Equity in income from unconsolidated joint ventures in the Consolidated Income Statement on page 5.

3.	Includes 14 home sales through our Echo joint venture for the quarter ended March 31, 2014.

2014 Guidance - Selected Financial Data (1)

Our guidance acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2014 guidance include, but are not limited to the following: (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort sites; (iii) scheduled or implemented rate increases on community and resort sites; (iv) scheduled or implemented rate increases in annual payments under right-to-use contracts; (v) occupancy changes; (vi) our ability to retain and attract customers renewing or entering right-to-use contracts; (vii) performance of the chattel loans we purchased in connection with a prior acquisition; (viii) our ability to integrate and operate recent acquisitions in accordance with our estimates; (ix) completion of pending transactions in their entirety and on assumed schedule; and (x) ongoing legal matters and related fees.

(In millions, except per share data, unaudited)

Year Ended
December 31, 2014
Income from property operations - 2014 Core (2)	$412.4
Income from property operations - Acquisitions (3)	9.5
Property management and general and administrative	(68.0)
Other income and expenses	16.8
Financing costs and other	(122.3)
Normalized FFO (4)	248.4
Change in fair value of contingent consideration asset	0.1
Transaction costs	(0.5)
FFO (4)	248.0
Depreciation on real estate and other	(105.0)
Depreciation on rental homes	(11.0)
Deferral of right-to-use contract sales revenue and commission, net	(2.8)
Income allocated to OP units	(10.8)
Net income available to common shares	$118.4

Normalized FFO per share - fully diluted	$2.67-$2.77
FFO per share - fully diluted	$2.66-$2.76
Net income per common share - fully diluted (5)	$1.36-$1.46

Weighted average shares outstanding - fully diluted	91.5

_____________________________________

1.
Each line item represents the mid-point of a range of possible outcomes and reflects management’s estimate of the most likely outcome. Actual Normalized FFO, Normalized FFO per share, FFO, FFO per share, Net Income and Net Income per share could vary materially from amounts presented if any of our assumptions are incorrect.

2.	See page 14 for 2014 Core Guidance Assumptions. Amount represents 2013 income from property operations from the 2014 Core Properties of $395.4 million multiplied by an estimated growth rate of 4.3%.

3.	See page 15 for the 2014 Assumptions regarding the Acquisition Properties.

4.	See page 20 for definitions of Normalized FFO and FFO.

5.	Net income per fully diluted common share is calculated before Income allocated to OP Units.

Second Quarter 2014 Guidance - Selected Financial Data (1)

Our guidance acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2014 guidance include, but are not limited to the following: (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort sites; (iii) scheduled or implemented rate increases on community and resort sites; (iv) scheduled or implemented rate increases in annual payments under right-to-use contracts; (v) occupancy changes; (vi) our ability to retain and attract customers renewing or entering right-to-use contracts; (vii) performance of the chattel loans we purchased in connection with a prior acquisition; (viii) our ability to integrate and operate recent acquisitions in accordance with our estimates; (ix) completion of pending transactions in their entirety and on assumed schedule; and (x) ongoing legal matters and related fees.

(In millions, except per share data, unaudited)

Quarter Ended
June 30, 2014
Income from property operations - 2014 Core (2)	$98.3
Income from property operations - Acquisitions (3)	2.2
Property management and general and administrative	(17.1)
Other income and expenses	3.0
Financing costs and other	(30.6)
Normalized FFO and FFO (4)	55.8
Depreciation on real estate and other	(26.7)
Depreciation on rental homes	(2.7)
Deferral of right-to-use contract sales revenue and commission, net	(0.7)
Income allocated to OP units	(2.2)
Net income available to common shares	$23.5

Normalized FFO per share - fully diluted	$0.58-$0.64
FFO per share - fully diluted	$0.58-$0.64
Net income per common share - fully diluted (5)	$0.25-$0.31

Weighted average shares outstanding - fully diluted	91.4

_____________________________________

1.
Each line item represents the mid-point of a range of possible outcomes and reflects management’s estimate of the most likely outcome. Actual Normalized FFO, Normalized FFO per share, FFO, FFO per share, Net Income and Net Income per share could vary materially from amounts presented above if any of our assumptions are incorrect.

2.	See page 14 for 2014 Core Guidance Assumptions. Amount represents 2013 income from property operations from the 2014 Core Properties of $94.4 million multiplied by an estimated growth rate of 4.1%.

3.	See page 15 for the 2014 Assumptions regarding the Acquisition Properties.

4.	See page 20 for definitions of Normalized FFO and FFO.

5.	Net income per fully diluted common share is calculated before Income allocated to OP Units.

2014 Core (1)
Guidance Assumptions - Income from Property Operations

(In millions, unaudited)

	Year Ended	2014	Quarter Ended	Second Quarter 2014
	December 31, 2013	Growth Factors (2)	June 30, 2013	Growth Factors (2)
Community base rental income	$406.6	3.0%	$101.5	3.0%
Rental home income	14.2	6.0%	3.6	4.2%
Resort base rental income (3)	147.0	4.6%	33.2	5.5%
Right-to-use annual payments	48.0	(5.6)%	12.0	(5.5)%
Right-to-use contracts current period, gross	13.1	3.2%	3.4	2.1%
Utility and other income	63.6	5.1%	15.8	5.2%
Property operating revenues	692.5	3.0%	169.5	3.1%

Property operating, maintenance, and real estate taxes	(276.9)	2.1%	(70.3)	2.5%
Rental home operating and maintenance	(7.4)	0.3%	(1.5)	15.1%
Sales and marketing, gross	(12.8)	(14.9)%	(3.3)	(15.4)%
Property operating expenses	(297.1)	1.3%	(75.1)	1.9%
Income from property operations	$395.4	4.3%	$94.4	4.1%

Resort base rental income:
Annual	$94.6	4.9%	$23.5	4.9%
Seasonal	22.9	3.5%	3.0	1.4%
Transient	29.5	4.6%	6.7	9.3%
Total resort base rental income	$147.0	4.6%	$33.2	5.5%

_______________________________

1.
2014 Core properties include properties we expect to own and operate during all of 2013 and 2014. Excludes property management expenses and the GAAP deferral of right to use contract upfront payments and related commissions, net.

2.
Management’s estimate of the growth of property operations in the 2014 Core Properties compared to actual 2013 performance. Represents our estimate of the mid-point of a range of possible outcomes. Calculations prepared using actual results without rounding. Actual growth could vary materially from amounts presented above if any of our assumptions are incorrect.

3.	See Resort base rental income table included below within this table.

2014 Assumptions Regarding Acquisition Properties (1)

(In millions, unaudited)

	Year Ended	Quarter Ended
	December 31, 2014 (2)	June 30, 2014 (2)
Community base rental income	$8.0	$2.0
Rental home income	0.1	—
Resort base rental income	6.4	1.5
Utility income and other property income	1.4	0.4
Property operating revenues	15.9	3.9

Property operating, maintenance, and real estate taxes	(6.4)	(1.7)
Property operating expenses	(6.4)	(1.7)
Income from property operations	$9.5	$2.2

___________________________________

1.	The acquisition properties include five properties acquired during 2013 and two properties acquired during 2014.

2.
Each line item represents our estimate of the mid-point of a possible range of outcomes and reflects management’s best estimate of the most likely outcome for the Acquisition Properties. Actual income from property operations for the Acquisition Properties could vary materially from amounts presented above if any of our assumptions are incorrect.

Right-To-Use Memberships - Select Data

(In thousands, except member count, number of Zone Park Passes, number of annuals and number of upgrades, unaudited)

	Year Ended December 31,
	2010	2011	2012	2013	2014 (1)
Member Count (2)	102,726	99,567	96,687	98,277	97,000
Right-to-use annual payments (3)	$49,831	$49,122	$47,662	$47,967	$45,300
Number of Zone Park Passes (ZPPs) (4)	4,487	7,404	10,198	15,607	18,000
Number of annuals (5)	3,062	3,555	4,280	4,830	5,130
Resort base rental income from annuals	$6,712	$8,069	$9,585	$11,148	$12,375
Number of upgrades (6)	3,659	3,930	3,069	2,999	3,150
Upgrade contract initiations (7)	$17,430	$17,663	$13,431	$13,142	$13,600
Resort base rental income from seasonals/transients	$10,967	$10,852	$11,042	$12,692	$13,500
Utility and other income	$2,059	$2,444	$2,407	$2,293	$2,350

________________________________

1.
Guidance estimate. Each line item represents our estimate of the mid-point of a possible range of outcomes and reflects management’s best estimate of the most likely outcome. Actual figures could vary materially from amounts presented above if any of our assumptions are incorrect.

2.
Members have entered into right-to-use contracts with us that entitle them to use certain properties on a continuous basis for up to 21 days. For the years ended December 31, 2012, 2013 and 2014, includes approximately 1,300, 7,000 and 9,550 RV dealer ZPPs, respectively.

3.
The year ended December 31, 2012 and the year ending December 31, 2013, includes $0.1 million and $2.1 million, respectively, of revenue recognized related to our right-to-use annual memberships activated through our dealer program. During the third quarter of 2013, we changed the accounting treatment of revenues and expenses associated with the RV dealer program to recognize as revenue only the cash received from members generated by the program.

4.	ZPPs allow access to any of five zones in the United States.

5.	Members who rent a specific site for an entire year in connection with their right to use contract.

6.
Existing customers that have upgraded agreements are eligible for longer stays, can make earlier reservations, may receive discounts on rental units, and may have access to additional Properties. Upgrades require a non-refundable upfront payment.

7.	Revenues associated with contract upgrades, included in Right-to-use contracts current period, gross, on our Consolidated Income Statement on page 5.

Balance Sheet

(In thousands, except share (prior period adjusted for stock split) and per share data)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Investment in real estate:
Land	$1,065,368	$1,025,246
Land improvements	2,685,613	2,667,213
Buildings and other depreciable property	545,148	535,647
	4,296,129	4,228,106
Accumulated depreciation	(1,087,380)	(1,058,540)
Net investment in real estate	3,208,749	3,169,566
Cash	56,427	58,427
Notes receivable, net	38,610	42,990
Investment in joint ventures	14,477	11,583
Deferred financing costs, net	18,984	19,873
Deferred commission expense	25,806	25,251
Escrow deposits, goodwill, and other assets, net	47,509	63,949
Total Assets	$3,410,562	$3,391,639
Liabilities and Equity
Liabilities:
Mortgage notes payable	$1,976,426	$1,992,368
Term loan	200,000	200,000
Unsecured lines of credit	—	—
Accrued payroll and other operating expenses	72,585	65,157
Deferred revenue – upfront payments from right-to-use contracts	69,820	68,673
Deferred revenue – right-to-use annual payments	15,341	11,136
Accrued interest payable	9,712	9,416
Rents and other customer payments received in advance and security deposits	62,466	58,931
Distributions payable	29,478	22,753
Total Liabilities	2,435,828	2,428,434
Equity:
Stockholders’ Equity:
Preferred stock, $0.01 par value 9,945,539 shares authorized as of March 31, 2014 and December 31, 2013; none issued and outstanding as of March 31, 2014 and December 31, 2013. As of March 31, 2014 and December 31, 2013, includes 125 shares 6% Series D Cumulative Preferred stock and 250 shares 18.75% Series E Cumulative Preferred stock; both issued and outstanding	—	—
6.75% Series C Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value, 54,461 shares authorized and 54,458 issued and outstanding as of March 31, 2014 and December 31, 2013 at liquidation value	136,144	136,144
Common stock, $0.01 par value 200,000,000 shares authorized as of March 31, 2014 and December 31, 2013; 83,324,703 and 83,313,677 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	834	834
Paid-in capital	1,020,925	1,021,365
Distributions in excess of accumulated earnings	(253,065)	(264,083)
Accumulated other comprehensive loss	(482)	(927)
Total Stockholders’ Equity	904,356	893,333
Non-controlling interests – Common OP Units	70,378	69,872
Total Equity	974,734	963,205
Total Liabilities and Equity	$3,410,562	$3,391,639

Debt Maturity Schedule & Summary

Secured Debt Maturity Schedule as of March 31, 2014
(In thousands, unaudited)

Year	Amount
2014	65,959
2015	286,924
2016	224,627
2017	94,200
2018	209,360
2019	210,725
2020	127,698
2021+	739,195
Total (1)	$1,958,688

Debt Summary as of March 31, 2014
(In millions, except weighted average interest and average years to maturity, unaudited)

	Total			Secured			Unsecured
	Balance	Weighted Average Interest (2)	Average Years to Maturity	Balance	Weighted Average Interest (2)	Average Years to Maturity	Balance	Weighted Average Interest (2)	Average Years to Maturity
Consolidated Debt	$2,176	5.1%	6.5	$1,976	5.3%	6.8	$200	3.1%	3.3

____________________________

1.
Represents our mortgage notes payable excluding $17.7 million net note premiums and our $200 million term loan as of March 31, 2014. As of March 31, 2014, we had an unsecured line of credit with a borrowing capacity of $380.0 million, $0 outstanding, an interest rate of LIBOR plus 1.40% to 2.00% per annum and a 0.25% to 0.40% facility fee depending on leverage as defined in the loan agreement. The unsecured line of credit matures on September 15, 2016 and has a one-year extension option.

2.	Includes loan costs amortization.

Market Capitalization

(In millions, except share and OP Unit data, unaudited)

Capital Structure as of March 31, 2014
	Total	% of Total	Total	% of Total	% of Total
Secured debt			$1,976	90.8%
Unsecured debt			200	9.2%
Total debt			$2,176	100.0%	36.2%

Common Shares	83,324,703	91.6%
OP Units	7,613,463	8.4%
Total Common Shares and OP Units	90,938,166	100.0%
Common Share price	$40.65
Fair value of Common Shares			$3,697	96.4%
Perpetual Preferred Equity			136	3.5%
Total Equity			$3,833	100.0%	63.8%

Total market capitalization			$6,009		100.0%

Perpetual Preferred Equity as of March 31, 2014
					Annual Dividend
Series	Callable Date		Outstanding Shares	Liquidation Value	Per Share	Value
6.75% Series C	9/7/2017		54,458	$136	$168.75	$9.2

Non-GAAP Financial Measures

Funds from Operations (“FFO”) is a non-GAAP financial measure. We believe FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is generally an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
We define FFO as net income, computed in accordance with GAAP, excluding gains and actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, impairments, if any, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We receive up-front non-refundable payments from the entry of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of non-refundable right-to-use payments, we believe that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO.
Normalized Funds from Operations (“Normalized FFO”) is a non-GAAP measure. We define Normalized FFO as FFO excluding the following non-operating income and expense items: a) the financial impact of contingent consideration; b) gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs; c) property acquisition and other transaction costs related to mergers and acquisitions; and d) other miscellaneous non-comparable items.
We believe that FFO and Normalized FFO are helpful to investors as supplemental measures of the performance of an equity REIT. We believe that by excluding the effect of depreciation, amortization and actual or estimated gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. We further believe that Normalized FFO provides useful information to investors, analysts and our management because it allows them to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences not related to our operations. For example, we believe that excluding the early extinguishment of debt, property acquisition and other transaction costs related to mergers and acquisitions and the change in fair value of our contingent consideration asset from Normalized FFO allows investors, analysts and our management to assess the sustainability of operating performance in future periods because these costs do not affect the future operations of the properties. In some cases, we provide information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and our management to assess the impact of those items.
Funds available for distribution (“FAD”) is a non-GAAP financial measure. We define FAD as Normalized FFO less non-revenue producing capital expenditures.
Investors should review FFO, Normalized FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. We compute FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Normalized FFO presented herein is not necessarily comparable to normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same methodology for computing this amount. FFO, Normalized FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.